Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, November 24, 2008	Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FIRST QUARTER RESULTS

EPS up 13 percent on 9 percent sales increase

MINNEAPOLIS (Nov. 24, 2008) — Donaldson Company, Inc. (NYSE: DCI) announced first quarter FY09 diluted earnings per share (“EPS”) of $0.60, up 13 percent from $0.53 last year. Net income was $48.0 million, up 11 percent from $43.3 million last year. Sales were $573.3 million, up 9 percent from $525.6 million in the first quarter of FY08.

“We are very pleased to start our new fiscal year with another record performance,” said Bill Cook, Chairman, President and CEO. “Continued strength in our aerospace and defense, industrial filtration, and gas turbine businesses helped to offset weakness in our other end markets. Our sales grew 14 percent in Asia, 11 percent in the Americas, and 4 percent in Europe.”

“Our operating margin performance was very good at 12.2 percent, equal to the same period last year and well above our minimum target of 11 percent. We did experience higher raw material costs early in our first quarter, which we have worked to offset through a combination of pricing actions with our Customers and our internal cost reduction efforts. These efforts continue.”

“While we had a solid start to our new fiscal year, we also foresee a challenging global economic environment in front of us. As a result, we have been proactively managing our business and working aggressively to reduce our expense levels. Our progress to date is evident as our operating expenses decreased to 20.4 percent of sales this quarter compared to 22.0 percent in the fourth quarter of FY08. We expect that the combination of our continued focus on operating expense controls, product and process cost reductions, and the strength of our diversified portfolio of filtration businesses will allow us to achieve our 20th consecutive year of record earnings.”

“We recognize that it is critical that we successfully manage through the current difficult economic climate. However, it is important to note that we also remain focused on our longer-term strategic objectives. Our recent acquisition of Western Filter was part of these plans.”

Financial Statement Discussion

The impact of foreign currency translation increased reported sales by $3.6 million, or 0.7 percent, and had minimal impact on net earnings in the quarter.

Gross margin of 32.6 percent compares to a prior year margin of 32.9 percent. We experienced a delay from several major Customers in the recovery of our material cost increases, which was partially offset by higher sales in our Industrial businesses (which had a higher gross margin) and our cost reduction efforts.

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Donaldson Company, Inc.

November 24, 2008

Operating expenses were 20.4 percent of sales, down from 20.8 percent in the first quarter of last year. The decrease was driven by our focus on cost containment efforts, including a global hiring freeze, a reduction of contract and temporary workers in the U.S., targeted restructuring within some of our businesses, and other discretionary spending cuts.

The effective tax rate of 30.0 percent for the quarter compares to a prior year rate of 27.1 percent. The higher rate this quarter was due to a $2.1 million decrease in tax benefits recognized this quarter compared to $3.9 million of tax benefits recognized in last year’s first quarter. The current year tax rate includes a benefit of $1.8 million primarily from the reinstatement of the R&D Tax Credit and a positive development regarding a foreign tax contingency.

As part of our ongoing share repurchase program, during the quarter we repurchased 802,000 shares for $32.8 million.

FY09 Outlook

For the past several years we have enjoyed a positive impact from foreign exchange – most specifically the weaker U.S. Dollar versus the Euro. However, during the past weeks, that has changed dramatically with a resurgence in the strength of the U.S. Dollar. At current exchange rate levels, we now anticipate that this will decrease our FY09 full year sales by approximately $133 million, or 6 percent, from FY08. Including this foreign currency translation assumption, we expect full year sales in both the Engine and Industrial Products’ segments to be flat or slightly down. In local currency, we expect low single-digit sales growth in both segments and for the total company.

Engine Products:

•

In our NAFTA Transportation Products, we are not expecting a prebuy in advance of the 2010 diesel emission regulations and expect that build rates for trucks will be slightly down from last year. Build rates are also expected to be down modestly in Europe and Japan.

•

We expect the NAFTA and Western European residential construction markets to remain weak. However, demand for coal and farm commodities, along with global infrastructure projects, are expected to generate year-over-year sales growth in our mining, heavy construction, and agriculture equipment end markets. We expect demand in our aerospace and defense end markets to remain strong and also to benefit from our recent acquisition of Western Filter.

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Donaldson Company, Inc.

November 24, 2008

•

Our Aftermarket sales are expected to continue growing due to our ongoing expansion into new geographies and solid off-road equipment utilization. We also expect to continue benefiting from the increasing amount of equipment in the field with our PowerCore™ technology as well as our other new proprietary filtration systems.

Industrial Products:

•

Our Industrial Filtration Solutions’ sales are now projected to decrease due to the impact of foreign currency translation. We expect growing demand for our new products to offset softening global manufacturing investment conditions.

•

While we still anticipate volume growth in our gas turbine business from the demand for new power generation projects, we expect our overall gas turbine filter sales to decrease due to the impact of foreign currency translation.

•

Special Applications Products’ sales are also expected to decrease due to the impact of foreign currency translation. Excluding this impact, we expect flat sales with lower disk drive filter sales being offset by growth in our membrane products’ sales.

Other:

•	We expect our operating margin will exceed our long-range target of 11 percent for the full year. We expect operating income to increase between 3 to 8 percent.

•

We have several tax contingencies that may be concluded this fiscal year and could reduce our full year tax rate if resolved favorably. Due to the wide range of outcomes, our full year tax rate is now expected to be between 25 and 31 percent.

•

Despite the reduction in our sales outlook due to the combination of exchange rates and weaker Customer demand, we continue to have our sights set on achieving our 20th consecutive EPS record with our full year EPS now expected to be between $2.16 and $2.36.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our 13,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

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Donaldson Company, Inc.

November 24, 2008

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance, which involve uncertainties that could materially impact results.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors, currency fluctuations, commodity prices, political factors, the company’s international operations, highly competitive markets, governmental laws and regulations, the implementation of our new information systems, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

November 24, 2008

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended October 31
	2008	2007

Net sales	$573,260	$525,576

Cost of sales	386,557	352,712

Gross margin	186,703	172,864

Operating expenses	117,016	109,084

Operating income	69,687	63,780

Other (income) / expense, net	(3,104)	132

Interest expense	4,290	4,183

Earnings before income taxes	68,501	59,465

Income taxes	20,539	16,142

Net earnings	$47,962	$43,323

Weighted average shares outstanding	77,903,194	79,846,911

Diluted shares outstanding	79,631,886	81,882,599

Net earnings per share	$0.62	$0.54

Net earnings per share assuming dilution	$0.60	$0.53

Dividends paid per share	$0.11	$0.10

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Donaldson Company, Inc.

November 24, 2008

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	October 31 2008	July 31 2008
ASSETS

Cash and cash equivalents	$69,067	$83,357
Accounts receivable – net	388,177	413,863
Inventories – net	240,279	264,129
Prepaids and other current assets	91,556	92,408

Total current assets	789,079	853,757

Other assets and deferred taxes	329,313	279,706
Property, plant and equipment – net	376,489	415,159

Total assets	$1,494,881	$1,548,622

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$188,264	$200,967
Employee compensation and other liabilities	156,091	170,667
Notes payable	206,882	139,404
Current maturity long-term debt	5,380	5,669

Total current liabilities	556,617	516,707

Long-term debt	173,689	176,475
Other long-term liabilities	107,334	115,405

Total liabilities	837,640	808,587

Equity	657,241	740,035

Total liabilities and equity	$1,494,881	$1,548,622

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Donaldson Company, Inc.

November 24, 2008

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2008	2007
OPERATING ACTIVITIES

Net earnings	$47,962	$43,323
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	14,074	14,059
Changes in operating assets and liabilities	(10,436)	(32,463)
Tax benefit of equity plans	(1,590)	(4,010)
Stock compensation plan expense	957	1,270
Other, net	796	(344)
Net cash provided by operating activities	51,763	21,835

INVESTING ACTIVITIES

Net expenditures on property and equipment	(11,459)	(11,479)
Acquisitions, investments and divestitures, net	(74,508)	1,000
Net cash used in investing activities	(85,967)	(10,479)

FINANCING ACTIVITIES

Purchase of treasury stock	(32,773)	(2,099)
Net change in debt	69,957	(23,839)
Dividends paid	(8,538)	(7,917)
Tax benefit of equity plans	1,590	4,010
Other, net	939	1,891
Net cash provided by/(used in) financing activities	31,175	(27,954)

Effect of exchange rate changes on cash	(11,261)	1,253

Decrease in cash and cash equivalents	(14,290)	(15,345)

Cash and cash equivalents – beginning of year	83,357	55,237

Cash and cash equivalents – end of period	$69,067	$39,892

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Donaldson Company, Inc.

November 24, 2008

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended October 31, 2008:
Net sales	$308,777	$264,483	—	$573,260
Earnings before income taxes	36,145	34,568	(2,212)	68,501

3 Months Ended October 31, 2007:
Net sales	$293,155	$232,421	—	$525,576
Earnings before income taxes	42,389	24,015	(6,939)	59,465

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2008	2007
Engine Products segment:
Off-road Products	$114,824	$104,624
Transportation Products	27,722	30,089
Aftermarket Products	166,231	158,442
Total Engine Products Segment	$308,777	$293,155

Industrial Products segment:
Industrial Filtration Solutions Products	$155,207	$136,294
Gas Turbine Products	59,885	48,936
Special Applications Products	49,391	47,191
Total Industrial Products segment	$264,483	$232,421

Total Company	$573,260	$525,576

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Donaldson Company, Inc.

November 24, 2008

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars)

(Unaudited)

	Three Months Ended October 31
	2008	2007

Free cash flow	$40,304	$10,356
Net capital expenditures	11,459	11,479
Net cash provided by operating activities	$51,763	$21,835

EBITDA	$86,528	$77,305
Income taxes	(20,539)	(16,142)
Interest expense (net)	(3,953)	(3,781)
Depreciation and amortization	(14,074)	(14,059)

Net earnings	$47,962	$43,323

Net sales, excluding foreign currency translation	$569,669	$504,964
Foreign currency translation	3,591	20,612

Net sales	$573,260	$525,576

Net earnings, excluding foreign currency translation	$48,304	$40,071
Foreign currency translation	(342)	3,252

Net earnings	$47,962	$43,323

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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